FORM 5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a)of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Gu          Winston
   ------------------------------------
   (Last)      (First)         (Middle)


    12601 Monarch Street
   ------------------------------------
               (Street)


    Garden Grove,  CA          92841
   ------------------------------------
   (City)         (State)	    (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Bridge Technology, Inc.         BB-BTGY
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
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4.  Statement for Month/Year

    December 1999
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)

   (X) Director		( )10% Owner	( ) Other (specify below)

   ( ) Officer (give title below)


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

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
____________________________________________________________________________________

1.Title    2.Trans-   3.Trans-   4.Securities Acquired  5.Amount  6.Owner-  7.Nature
  of         action     action     (A) or Disposed of     of Se-    ship      of In-
  Secu-      Date       Code       (D) (Instr. 3,4 & 5)   curties   Form:     direct
  rity      (Month/    (Instr.8)                          Benefi-   Direct    Bene-
 (Instr.3)   Day/Yr)                                      cially    (D) or    ficial
                                                          Owned at  Indirect  Owner-
--------------------------------------------------------  End of    (I)       ship
                                   Amount  (A) or  Price  Issuer's
                                           (D)            Fiscal
                                                          Year
------------------------------------------------------------------------------------
  None       None       None  None  None    None   None   None       None     None
____________________________________________________________________________________



Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________________

1.Title of  2.Conver- 3.Trans-  4.Trans-  5.Number   6.Date Exer-    7.Title and
  Deriva-     sion      action    action    of Deri-   cisable and     Amount of
  tive Se-    or Ex-    Date      Code      vative     Expiration      Underlying
  curity      ercise    (Month/             Securi -   Date (Month/    Securities
              Price     Day/Yr)             ties Ac-   Day/Yr)
              of De-                        quired
              rivative                      (A) or
              Security                      Disposed
                                            of (D)
                                 ---------------------------------------------------
                                           (A)   (D)  Date   Expira-  Title   Amount
                                                      Exer-  tion             or No.
                                                      cis-   Date             of
                                                      able                    Shares
------------------------------------------------------------------------------------
Warrants      2.00      12/31/97   A       15,000 -  1/15/98 1/30/03  Common  15,000
                                                       											    Stock

Warrants      3.50      12/31/98   A       15,000 -  1/15/99 1/30/04  Common  15,000
                                                                      Stock

Warrants      1.75      12/31/98   A       25,000 -  1/15/99 1/30/04  Common  25,000
                                                                      Stock

Warrants      5.00      12/31/99   A       25,000 -  3/01/00 3/30/05  Common  25,000
                                                                      Stock
____________________________________________________________________________________





Table II (cont.)
____________________________________________________________________________________

8. Price of Deriva-   9. No. of Derivative   10. Ownership Form     11. Nature of
   tive Security         Securities Bene-        of Derivative          Indirect
                         ficially Owned          Derivative Se-         Beneficial
                         at End of Month         curity: Direct (D)     Ownship
                                                 or Indirect (I)
------------------------------------------------------------------------------------
   None                  None                    None                   None


   None                  None                    None                   None


   None                  None                    None                   None


   None                  None                    None                   None
______________________________________________________________________________



Winston Gu                           2/24/00
-----------------------------       -----------
Signature of Reporting Person        Date